Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01
Equity First Opportunity First OFFERING SUMMARY (Related to the Pricing Supplement, No. 2008 — MTNDD212, Subject to Completion, Dated January 25, 2008) CITIGROUP FUNDING INC. Medium-Term Notes, Series D Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Strategic Market Access Notes Strategic Market Access Notes Based Upon the Citi Country Select Due , 2011 $10.00 per Note Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

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Strategic Market Access Notes

Overview of the Notes
Types of Investors
Preliminary Terms
Benefits of the Notes
Key Risk Factors for the Notes
DESCRIPTION OF THE CITI COUNTRY SELECT
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Strategic Market
Access Notes
Based Upon the Citi Country Select
Due          , 2011

This offering summary represents a summary of the terms and conditions of the Strategic Market Access Notes. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering. Capitalized terms used in this overview are defined in the “Preliminary Terms” below.

Overview of the Notes
The Strategic Market Access Notes based upon the Citi Country Select (the “Notes”) are securities offering no principal protection. The amount you receive at maturity or upon your exercise of the Monthly Early Redemption Option described below is based on the performance of the Citi Country Select (“CCS”), and may be less than your initial investment in the notes and could be zero.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from a fixed universe of 22 country-specific total return indices — the Morgan Stanley Capital International Inc. (“MSCI”) Daily Total Return Net Indices for each of Australia, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom (collectively, the “MSCI Daily Total Return Net Indices”) and the Standard & Poor’s® 500 Total Return Index (the “S&P 500® Total Return Index”) for the United States (collectively, the “Underlying Total Return Indices”). Each month the CCS is rebalanced, and reconstituted, if required, through the application of a preset methodology (the “Methodology”) that attempts to determine the five countries with equity markets that may be able to outperform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS for that month. The amount you receive at maturity or upon your exercise of the Monthly Early Redemption Option is primarily determined by the index return of the CCS as reflected in the Notes’ Net Investment Value. Some key characteristics of the Notes include:

£	No Principal Protection. The Notes are not principal protected. The amount you receive at maturity or upon your exercise of the Monthly Early Redemption Option may be less than your initial investment in the Notes and could be zero.

£	No Periodic Payments. The Notes do not offer current income, which means that you will not receive any payments on the Notes prior to maturity or your exercise of the Monthly Early Redemption Option. You will also not receive any dividend payments or other distributions, if any, made on the stocks included in the Underlying Total Return Indices.

£	No Exchange Listing. The Notes will not be listed on any exchange. While the Chicago Board Options Exchange (“CBOE”) will publish the value of the CCS and the Net Investment Value

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Strategic Market Access Notes

of the Notes on a daily basis, this is informational only and does not create any secondary market for the Notes. Although Citigroup Global Markets intends to make a secondary market for the Notes, it is not obliged to do so.

£	Monthly Early Redemption Option. On any Index Business Day during the last five calendar days of each month (a “Monthly Redemption Period”) beginning approximately three months after the issue date of the Notes, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) for cash in an amount equal to the Net Investment Value of the Notes on the second Index Business Day immediately following the last calendar day of such Monthly Redemption Period minus a Redemption Fee of 0.25% of such Net Investment Value.

£	Net Investment Value. The Net Investment Value of the Notes on the Pricing Date will be $9.725 per Note. On any Index Business Day thereafter, the Net Investment Value per Note will equal $9.725 multiplied by the Index Return Percentage. Because the Net Investment Value per Note is determined by multiplying the Index Return Percentage by $9.725, not $10, only 97.25% of your initial investment in the Notes will participate in the appreciation, if any, of the CCS. At maturity or upon early redemption, you will receive less than the principal amount you invested unless the value of the CCS on the relevant Index Business Day is greater than its closing value on the Pricing Date by more than 2.83% (plus the Redemption Fee, if applicable). The daily Net Investment Value of the Notes will be published by the CBOE under the symbol “CMH” on Bloomberg and “CMH.CO” on Reuters.

£	Adjustment Factors. The value of the CCS is calculated after the deduction of two types of adjustment factors: (i) an Index Adjustment Factor of 1.25% per annum based upon the arithmetic average of the daily closing values of the CCS on each Index Business Day of any month and (ii) Country Adjustment Factors, if applicable, which will vary depending upon which countries are added or deleted from the CCS in any month. The deduction of these adjustment factors will reduce the value of the CCS and therefore, the return on your Notes.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

Types of Investors
The Notes may be an appropriate investment for investors with an optimistic investment view on the CCS who are also willing to accept risk to the principal invested, including:

£	Investors with positive return expectations for the CCS who are willing to risk principal

£	Investors looking for international equity exposure to diversify an existing equity portfolio

£	Current or prospective holders of an exchange-traded fund benchmarked to the Underlying Total Return Indices then-comprising the CCS

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Strategic Market Access Notes

Preliminary Terms

Issuer:	Citigroup Funding Inc.

Security:	Strategic Market Access Notes Based Upon the Citi Country Select Due 2011

Guarantee:
Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal-protected, you may receive a payment at maturity with a value less than the amount you initially invest.

Rating of the Issuer’s Obligations:
Aa3/AA-(Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the Notes are not principal-protected, you may receive an amount at maturity that is less than the amount you initially invest.

Principal Protection:	None

Pricing Date:	February , 2008

Issue Date:	The third Payment Day after the Pricing Date.

Final Valuation Date:	The third Index Business Day prior to the Maturity Date (if not earlier redeemed).

Final Maturity Date:	Approximately three years after the Issue Date.

Issue Price:	$10 per Note

Coupon:	None

Underlying Index:	Citi Country Select (Bloomberg symbol: “CTH”; Reuters symbol: “CTH.CO”)

Amount to Be Received at Maturity:	Unless earlier redeemed by you, at maturity you will receive for each Note a maturity payment equal to the Net Investment Value of the Notes on the Final Valuation Date.

Net Investment Value:
On the Pricing Date, $9.725. On any Index Business Day thereafter, the product of (x) $9.725 and (y) the Index Return Percentage. The CBOE will calculate and publish the Net Investment Value of the Notes under the symbol “CMH” on Bloomberg and “CMH.CO” on Reuters.

Index Return Percentage:	The Index Return Percentage on any Index Business Day will equal the following fraction, expressed as a percentage:
Ending Index Value

Starting Index Value

Starting Index Value:	, the closing value of the CCS on the Pricing Date.

Ending Index Value:	The closing value of the CCS on the relevant Index Business Day.

Monthly Early Redemption Option:
On any Index Business Day during a Monthly Redemption Period, each holder of the Notes may redeem a minimum of 1,000 Notes ($10,000 aggregate principal amount) for cash in an amount equal to the Net Investment Value of the Notes on the Redemption Valuation Date minus a Redemption Fee of 0.25% of such Net Investment Value.

Monthly Redemption Period:	The last five calendar days of each month beginning on , 2008, approximately three months after the Issue Date.

Redemption Valuation Date:	The second Index Business Day immediately following the last Index Business Day in a Monthly Redemption Period.

Early Redemption Process:	To redeem your Notes during any Monthly Redemption Period, you must instruct your broker to take the following steps through normal clearing system channels:
• fill out an official notice of redemption, which is attached as Annex A to the preliminary pricing supplement related to this offering;

•    deliver your official notice of redemption to us (which must be acknowledged by us) on any Index Business Day in a Monthly Redemption Period but at or prior to 12:00 p.m. (New York City time) on the last Index Business Day in that Monthly Redemption Period; and

• transfer your book-entry interest in the Notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth Payment Day following the Redemption Valuation Date.

Minimum Redemption Amount:	A minimum of 1,000 Notes ($10,000 aggregate principal amount) must be redeemed at one time for a request to exercise the Monthly Early Redemption Option to be accepted.

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Strategic Market Access Notes

Index Business Day:
A day, as determined by the Calculation Agent, on which the CCS or any successor index is calculated and published and on which securities comprising more than 80% of the value of each of the five Underlying Total Return Indices then-comprising the CCS is capable of being traded on its relevant exchange or market during the one-half hour before the determination of the closing value for each of the five Underlying Total Return Index then-comprising the CCS. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding, absent manifest error.

Payment Day:	A Payment Day is any day on which banking institutions in New York are not required by law to close for business.

Listing:	The Notes will not be listed on any exchange.

Secondary Market:
Citigroup Global Markets Inc. intends to make a secondary market for the Notes, but it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes.

Underwriting Discount:	2.75% (including the 2.50% sales commission defined below).

Sales Commission Earned:	$0.25 per Note for each Note sold by a Smith Barney Financial Advisor.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:

Benefits of the Notes

£	Growth Potential. The Net Investment Value payable at maturity or upon your exercise of the Monthly Early Redemption Option, if any, is primarily based on the Index Return Percentage, enabling you to participate in the increase, if any, in the value of the CCS during the term of the Notes.

£	Diversification Potential. The Notes are linked to the CCS, which consists of five equity indices representing five different countries and may allow you to diversify an existing equity portfolio through exposure to international stocks.

£	Monthly Early Redemption Option. If you do not wish to hold your Notes to maturity, you can redeem your Notes on any Index Business Day during a Monthly Redemption Period, beginning approximately three months after the Issue Date of the Notes, for cash in an amount equal to the Net Investment Value of the Notes on the Redemption Valuation Date minus a Redemption Fee of 0.25% of such Net Investment Value. To timely exercise the Monthly Early Redemption Option, you must (1) redeem a minimum of 1,000 Notes; (2) fill out an official notice of redemption, which is attached as Annex A to the preliminary pricing supplement related to this offering; (3) deliver your official notice of redemption to us (which must be acknowledged by us) on any Index Business Day in a Monthly Redemption Period but at or prior to 12:00 p.m. (New York City time) on the last Index Business Day in that Monthly Redemption Period; and (4) transfer your book-entry interest in the Notes to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the fifth Payment Day following the Redemption Valuation Date.

Key Risk Factors for the Notes
An investment in the Notes involves significant risks. While some of the risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the preliminary pricing supplement related to this particular offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

£	Potential for Loss. The amount payable at maturity or upon your exercise of the Monthly Early Redemption Option, if any, will depend on the Net Investment Value of the Notes on the Final Valuation Date or the relevant Redemption Valuation Date, respectively. As a result, the amount you receive at maturity or upon early redemption may be less than the amount you paid for your Notes. If the closing value of the CCS declines, remains the same or does

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not increase by more than 2.83% (plus the Redemption Fee, if applicable) from the Starting Index Value, so that the Net Investment Value per Note on the relevant date is less than $10 per Note, the amount you receive for each Note will be less than the $10 you paid for each Note. This will be true even if the closing value of the CCS at one or more times during the term of the Notes exceeds the Starting Index Value.

£	The Return on Your Notes Will Be Reduced. Because the Net Investment Value per Note is determined by multiplying the Index Return Percentage by $9.725, not $10, only 97.25% of your initial investment in the Notes will participate in the appreciation, if any, of the CCS. Moreover, upon your exercise of the Monthly Early Redemption Option a Redemption Fee of 0.25% of the Net Investment Value will be deducted from the redemption payment, if any, further reducing your return on the Notes. The value of the CCS must increase by more than 2.83% (plus the Redemption Fee, if applicable) for the amount payable at maturity or upon early redemption, if any, to be greater than your initial investment in the Notes.

£	No Periodic Payments. The Notes do not offer current income, which means that you will not receive any payments on the Notes prior to maturity or your exercise of the Monthly Early Redemption Option. You will also not receive any dividend payments or other distributions, if any, made on the stocks included in the Underlying Total Return Indices.

£	Limitations on the Monthly Early Redemption Option. If you elect to exercise your Monthly Early Redemption Option, you must offer to redeem at least 1,000 Notes ($10,000 aggregate principal amount) at one time during a Monthly Redemption Period. To redeem your Notes during any Monthly Redemption Period, you must instruct your broker to take the steps outlined in “Preliminary Terms — Early Redemption Process” above. If you provide your official notice of redemption after 12:00 p.m. (New York City time) on the last Index Business Day in a Monthly Redemption Period, your notice will not be effective and you will need to again complete all the required steps if you wish to redeem your Notes during a subsequent Monthly Redemption Period.

£	The Return on the CCS May Be Lower than the Return of an Index Based Upon a Different Combination of Underlying Total Return Indices. The five Underlying Total Return Indices comprising the CCS each month will be selected solely on the basis of the results of the Methodology. There is no guarantee that this combination of five Underlying Total Return Indices will actually perform better than a different combination of Underlying Total Return Indices. This may cause your return on the Notes, if any, to be less than the return on an index linked to a different combination of the Underlying Total Return Indices.

£	The Return on the CCS May Be Lower than the Return on One or More of the Underlying Total Return Indices. Because the value of the CCS will be based on the returns of the Underlying Total Return Indices comprising the CCS, a significant increase in the value of one of the indices during the term of the Notes but not the other indices may be substantially or entirely offset by a decrease in the value of the other indices during the term of the Notes. This may cause your return on the Notes, if any, to be less than the return on a similar instrument linked to the Underlying Total Return Indices.

£	The Return on the CCS May Be Lower Than an Index With More Geographic Diversification. While the CCS will be comprised of five of the 22 Underlying Total Return Indices each month, the five Underlying Total Return Indices in any month may be geographically concentrated. Such lack of diversification may cause the value of the CCS to be more volatile and/or cause the return on the Notes, if any, to be less than the return on a similar instrument linked to more a geographically diverse index.

£	The Preset Methodology Will Not Be Altered During the Term of the Notes. The 21 MSCI Daily Total Return Net Indices do not represent all of the currently-published MSCI Daily Total Return

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Strategic Market Access Notes

Net Indices nor do they represent the full global equity market. Similarly, the Methodology on which the CCS is based evaluates the 22 countries represented by the Underlying Total Return Indices on the basis of only 17 economic factors. Any other economic factors, political events or other market developments will not be reflected in the computation of the Methodology or in the calculation of the CCS, except to the extent such factor, event or development impacts the 17 preset factors. Because the 22 countries and 17 factors in the Methodology are fixed and will not be altered during the term of the Notes, the value of the CCS may be less than the value of an index that takes new factors or equity indices of additional countries into account.

£	Potential for a Lower Comparative Yield. The Notes do not pay any interest. As a result, if the Net Investment Value of the Notes on the Final Valuation Date or the relevant Redemption Valuation Date is less than %, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. While Citigroup Global Markets intends to make a secondary market for the Notes, it is not obligated to do so. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. If the secondary market for the Notes is limited, there may be few buyers should you choose to sell your Notes prior to maturity and this may reduce the price you receive. In addition, the value of the CCS will be published by the CBOE only once a day. There will be no intra-day values for the CCS since the equity markets represented by several of the Underlying Total Return Indices may be closed during New York trading hours.

£	The Tax Characterization of Some of the Potential Gains Is Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the Underlying Total Return Indices. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in the preliminary pricing supplement related to this offering. Finally, the IRS and U.S. Treasury Department have recently requested public comments on a comprehensive set of tax policy issues (including timing, character, and withholding) related to financial instruments similar to the notes. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, could require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in the preliminary pricing supplement for more information.

£	The Resale Value of the Notes May be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the CCS, the Net Investment Value of the Notes, currency exchange rates, the performance of the stocks included in the Underlying Total Return Indices, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

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£	Investments in or Related to Emerging Markets are Subject to Greater Risks than those in More Developed Markets. All of the MSCI Daily Total Return Net Indices are comprised of stocks from foreign markets, many of which are considered emerging markets. Investments in or related to emerging markets are subject to a greater risk of loss than those in more developed markets due to economic, political and social instability.

£	The Stocks Included in the MSCI Daily Total Return Net Indices Will Be Affected by Conditions in Foreign Securities Markets. All of the stocks that constitute the MSCI Daily Total Return Net Indices have been issued by companies in foreign securities markets. Securities prices in foreign markets are subject to political, economic, financial and social factors that apply in those markets. Foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets. In addition, certain of the exchanges on which the stocks constituting the MSCI Daily Total Return Net Indices are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. As a result, variations in the value of the MSCI Daily Total Return Net Indices may be limited by price limitations on, or suspensions of trading of, individual stocks constituting the MSCI Daily Total Return Net Indices, which may, in turn, adversely affect the value of the CCS and the Notes.

£	The Values of the MSCI Daily Total Return Net Indices are Subject to Currency Exchange Rate Risk. Because the value of the CCS is denominated and calculated in U.S. dollars and the value of each of the MSCI Daily Total Return Net Indices is denominated and calculated in a currency other than U.S. dollars, the value of the CCS will be exposed to currency exchange risk. Your net exposure to this risk will depend on the extent to which these foreign currencies strengthen or weaken against the U.S. dollar and the relative weight of each MSCI Daily Total Return Net Index then-comprising the CCS. If, taking into account such weighting, the U.S. dollar strengthens against these other currencies, the value of the MSCI Daily Total Return Net Indices will be adversely affected and the value of the CCS will decline.

£	Fees and Conflicts. Citigroup Global Markets Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of shares of exchange-traded funds based on the Underlying Total Return Indices (“ETF shares”) and/or the stocks included in the Underlying Total Return Indices, or other instruments, such as options, swaps or futures, based upon the CCS, each of the Underlying Total Return Indices, the ETF shares or the stocks included in the Underlying Total Return Indices by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

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Strategic Market Access Notes

DESCRIPTION OF THE CITI COUNTRY SELECT
General.  The CBOE began calculating and publishing the daily value of the Citi Country Select under the symbol “CTH” on October 12, 2007, with an initial value of 100 as of June 7, 2004. The CCS is based on the Methodology, developed by the Citigroup Global Quantitative Research Team (the “Methodology Sponsor”) and launched on June 7, 2004.

The CCS is an equity index consisting of five country-specific total return indices selected on a monthly basis from 22 country-specific total return indices — the MSCI Daily Total Return Net Indices for each of Australia, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom and the S&P 500® Total Return Index for the United States. Each month the CCS is rebalanced, and reconstituted, if required, through the application of the Methodology. You should refer to “Description of the Citi Country Selection Model” in the preliminary pricing supplement related to this offering for a detailed description of the Methodology, including its method of calculation and changes in its components.

Description of the Methodology.  The Methodology attempts to determine five countries with equity markets that may be able to out-perform the global equity market during the succeeding month, though there is no guarantee of results. Once the five countries are identified, the corresponding five Underlying Total Return Indices are initially weighted equally to comprise the CCS for that month.

The Methodology starts with a fixed universe of 22 countries, each having an equity market represented by one of the Underlying Total Return Indices, and 17 formulaic, economic factors that are analyzed to identify the five potential country out-performers. The universe of 22 countries and 17 factors are fixed and will not change during the term of the Notes.

The application of the Methodology requires formulaic analyses of data with respect to each of the 22 countries through a process summarized by the following three phases:

°     data retrieval;

°	for each of the 22 countries, identification of top 5 of the 17 factors, through the application of the Methodology, determined to be the most relevant in explaining the equity out-performance of such country;

°	determination of a country score for each of the 22 countries and the selection of the corresponding top five Underlying Total Return Indices to comprise the CCS.

Monthly Rebalancing and Reconstitution (if required) of the CCS.  On the fifth Index Rebalancing Day of each month, the CBOE will rebalance and reconstitute the CCS based upon the five countries to be included in the CCS for such month as determined by the Methodology Sponsor. The CBOE will remove the Underlying Total Return Index of any country no longer to be included in the CCS and will add the Underlying Total Return Index of any country newly included in the CCS. The CBOE will then deduct the applicable Country Adjustment Factors, if any, from the value of the CCS. All calculations will be based upon the closing level of each of the Underlying Total Return Indices (whether being removed or added) as of the fifth Index Rebalancing Day of each month. Regardless of whether the countries comprising the CCS have changed, the CBOE will also rebalance the CCS on the fifth Index Rebalancing Day of each month, based upon the closing value of each of the Underlying Total Return on that day, so that the values of each of the Underlying Total Return Indices then-comprising the CCS are equally weighted and each contribute 20% to the value of the CCS.

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An Index Rebalancing Day is a day, as determined by the calculation agent, on which (i) all data required for the computation of 17 factors for each of the 22 countries are published or otherwise readily available, and the CCS or any successor index is calculated and published, and (ii) securities comprising more than 80% of the value of each of the Underlying Total Return Indices then-comprising or to be added to the CCS is capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of such Underlying Total Return Indices. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

CCS Adjustment Factors.  Two types of adjustment factors will be applied to the return of the CCS. First, an Index Adjustment Factor of 1.25% per annum will be deducted from the value of the CCS. The amount of the Index Adjustment Factor each month will be calculated and deducted from the value of CCS on the first Index Business Day of each month by multiplying (i) the Index Adjustment Factor of 1.25% per annum and (ii) the product of (x) the arithmetic average of the closing values of the CCS on every Index Business Day in the immediately preceding month and (y) a fraction, the numerator of which is the actual number of calendar days in that month and the denominator of which is 365.

Second, Country Adjustment Factors will be deducted from the value of the CCS on the fifth Index Rebalancing Day in any month where the country composition of the CCS is changed. When a country is removed from the CCS (as represented by the removal of its corresponding Underlying Total Return Index), the applicable Country Adjustment Factor will be applied to the value of the CCS represented by the value of each Underlying Total Return Index removed. When a country is added to the CCS (as represented by the addition of its corresponding Underlying Total Return Index), the applicable Country Adjustment Factor will be applied to 20% of the value of the CCS for each Underlying Total Return Index removed. The table below lists the Country Adjustment Factor applicable to each of the 22 countries:

Country	Adjustment Factor

Australia	0.03%
Austria	0.10%
Belgium	0.03%
Brazil	0.00%
Canada	0.05%
France	0.03%
Germany	0.03%
Hong Kong	0.30%
Italy	0.03%
Japan	0.03%
Malaysia	0.30%
Mexico	0.15%
The Netherlands	0.03%
Singapore	0.30%
South Africa	0.20%
South Korea	0.30%
Spain	0.05%
Sweden	0.03%
Switzerland	0.03%
Taiwan	0.30%
United Kingdom	0.03%
United States	0.00%

Both types of adjustment factors will remain unchanged throughout the term of the Notes.

You should refer to the preliminary pricing supplement related to this offering for additional information on the Underlying Total Return Indices, including their respective methods of calculation and changes in components. All such disclosures on the Underlying Total Return Indices in the preliminary pricing supplement are derived from publicly available information. None of Citigroup Funding, Citigroup Inc., Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

Hypothetical and Actual Historical Closing Values Graph.  The CBOE began calculating and publishing the value of the CCS under the symbol “CTH” on October 12, 2007, with an initial value of 100 as of

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Strategic Market Access Notes

June 7, 2004. The following graph sets forth the hypothetical historical closing values of the CCS on each Index Business Day commencing on June 7, 2004 and ending on October 12, 2007. The graph also sets forth the actual closing values of the CCS on each Index Business Day commencing on October 12, 2007 and ending on January 25, 2008.

Actual historical results of the Methodology were used to calculate the hypothetical historical closing values of the CCS. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the CCS or the future performance of the CCS. Any hypothetical historical upward or downward trend in the value of the CCS during any period set forth below is not an indication that the CCS is more or less likely to increase or decrease at any time during the term of the Notes. The hypothetical historical closing values set forth below have not been reviewed or verified by MSCI or S&P.

Citigroup Funding issued $70,000,000 principal amount of notes linked to the CCS (7,000,000 notes) on November 27, 2007. The initial net investment value of the Notes was $9.725 on November 27, 2007. During the period beginning November 27, 2007 and ending January 25, 2008, inclusive, the highest net investment value of the Notes was $10.36 and the lowest net investment value of the Notes was $8.34. Past historical values should not be taken as an indication of future results.

License Agreements.  MSCI and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by MSCI in connection with certain financial instruments, including the Notes.

The license agreement between MSCI and Citigroup Global Markets provides that the following language must be stated in this offering summary:

“The Notes are not sponsored, endorsed, sold or promoted by MSCI. MSCI makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. MSCI’s only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of MSCI and of the MSCI Daily Total Return Net Indices, which is determined,

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composed and calculated by MSCI without regard to Citigroup Funding or the Notes. MSCI has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the MSCI Daily Total Return Net Indices. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued. MSCI has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

S&P and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary:

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Total Return Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding or the Notes. S&P has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Total Return Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.”

Hypothetical Examples

The examples of hypothetical amounts received at maturity or upon early redemption set forth below are intended to illustrate the effect of different closing values of the CCS on the amount you will receive in respect of the Notes upon your exercise of the Monthly Early Redemption Option or at maturity. All of the hypothetical examples are based on the following assumptions:

°     Issue Price: $10.00 per Note
°     Starting Index Value: 240.00
°     Redemption Fee: 0.25% of the Net Investment Value

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The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive upon your exercise of the Monthly Early Redemption Option will depend on the Net Investment Value on the relevant Redemption Valuation Date, minus the Redemption Fee, while the actual amount you receive at maturity (if not earlier redeemed) will depend on the Net Investment Value on the Final Valuation Date.

							Hypothetical
							Amount
							Received	Hypothetical
							Upon	Note Return
			Hypothetical		Hypothetical		Exercise of	Upon Exercise
	Hypothetical	Hypothetical	Index	Hypothetical	Maturity	Hypothetical	the Early	of the Early
	Starting	Ending	Return	Initial Investment	Payment	Return at	Redemption	Redemption
Example	Index Value	Index Value	Percentage(1)	per Note	per Note(2)	Maturity	Option(3)	Option

1	240.00	144.00	60.00%	$10.000	$5.835	—41.65%	$5.820	—41.80%

2	240.00	216.00	90.00%	$10.000	$8.753	—12.48%	$8.731	—12.69%

3	240.00	240.00	100.00%	$10.000	$9.725	—2.75%	$9.701	—2.99%

4	240.00	246.79	102.83%	$10.000	$10.000	0.00%	$9.975	—0.25%

5	240.00	247.40	103.08%	$10.000	$10.025	0.25%	$10.000	0.00%

6	240.00	264.00	110.00%	$10.000	$10.698	6.98%	$10.671	6.71%

7	240.00	336.00	140.00%	$10.000	$13.615	36.15%	$13.581	35.81%

(1)	The Hypothetical Index Return Percentage equals the following fraction, expressed as a percentage:
Ending Index Value
Starting Index Value

(2)	The Hypothetical Maturity Payment per Note equals the Hypothetical Net Investment Value per Note: $9.725 multiplied by the Hypothetical Index Return Percentage.

(3)	The Hypothetical Amount received per Note Upon Exercise of the Early Redemption Option equals the Hypothetical Net Investment Value per Note minus a Redemption Fee equal to 0.25% of the Net Investment Value of the Note.

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the Notes and that hold the Notes as capital assets. A “U.S. Holder” is defined to mean a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes.

For U.S. federal income tax purposes, we intend to treat the Notes as a cash-settled prepaid forward contract providing for the future payment based on the value of the Underlying Index at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the prepaid forward contract. Under such treatment, a holder’s tax basis in a Note generally will equal the holder’s cost for that Note, and a holder who is a U.S. Holder generally will recognize gain or loss upon the sale or other taxable disposition of a Note equal to the difference between the amount realized on the sale or other taxable disposition and the holder’s tax basis in the Notes. Such gain or loss generally will be long-term capital gain or loss if the holder has held the Notes for more than one year at the time of disposition. Under the above characterization, at maturity a holder who is a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from Citigroup Funding and the

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holder’s tax basis in the Notes at that time. Such gain or loss generally will be long-term gain or loss if the holder has held the Notes for more than one year at maturity.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, including the tax consequences associated with the amount attributable to dividends and other current returns in respect of the underlying indices. Accordingly, a prospective investor (including a tax-exempt investor) in the Notes should consult his or her tax advisor in determining the tax consequences of an investment in the Notes, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

In the case of a holder of a Note that is not a U.S. Holder, the payments made with respect to the Notes will not be subject to U.S. withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form). Any capital gain realized upon the sale or other disposition of the Notes should not be subject to U.S. federal income tax if:

1.	such gain is not effectively connected with a U.S. trade or business of such holder, and

2.	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

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ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

Additional Considerations
If the closing value of the CCS or any of the Underlying Total Return Indices is not available on any relevant Index Business Day, the Calculation Agent may determine the value of the CCS or the Underlying Total Return Indices in accordance with the procedures set forth in the preliminary pricing supplement related to this offering. In addition, if the CCS or any of the Underlying Total Return Indices is discontinued, the Calculation Agent may determine the value of the CCS or the Underlying Total Return Indices by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the relevant index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Discontinuance of the Citi Country Select,” “— Alteration of Method of Calculation” and “Description of the Citi Country Select — Discontinuance of an Underlying Total Return Index” and “— Alteration of Method of Calculation” in the related preliminary pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Investment Products Not FDIC Insured May Lose Value No Bank Guarantee January 25, 2008 “Standard & Poor’s®,” “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc., “MSCI” and the “MSCI Indices” are service marks of Morgan Stanley Capital International and have been licensed for use by Citigroup Funding’s affiliate, Citigroup Global Markets Inc. The Notes have not been passed on by Standard & Poor’s, the McGraw-Hill Companies, Inc. or MSCI as to their legality or suitability. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, The McGraw-Hill Companies, Inc. or MSCI. None of Standard & Poor s, the McGraw-Hill Companies, Inc. or MSCI make any warranties or bear any liability with respect to the Notes. © 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.